Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 May 6, 2005

ZIONS BANCORPORATION BOARD DECLARES DIVIDEND OF $0.36 PER SHARE

Board also authorizes additional $80 million stock buyback

SALT LAKE CITY, May 6, 2005 — Zions Bancorporation (NASDAQ: ZION) announced today that its board of directors declared a regular quarterly dividend of $0.36 per common share. The dividend is payable May 31, 2005 to shareholders of record on May 18, 2005.

The board also authorized the company to repurchase $80 million of company stock. In January the board authorized $60 million for stock repurchases, and this amount has been exhausted.

“Very strong earnings coupled with a strong capital base have made it possible to increase the level of stock repurchases while maintaining very solid capital ratios,” said Harris H. Simmons, chairman and chief executive officer.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates approximately 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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